Exhibit 99.1


GENERAL MARITIME CORPORATION


CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680


                      GENERAL MARITIME CORPORATION'S BOARD
                     UNANIMOUSLY REJECTS UNSOLICITED, HIGHLY
                    CONDITIONAL PROPOSAL FROM FRONTLINE LTD.

             GENERAL MARITIME ALSO ADOPTS A SHAREHOLDER RIGHTS PLAN
                           AND AMENDS CERTAIN BY-LAWS


New York, New York, December 5, 2005 - General Maritime Corporation (NYSE: GMR) today announced that its Board of Directors unanimously rejected an unsolicited, highly conditional proposal from Frontline Ltd. to acquire the Company. In a letter to the Company, dated November 30, 2005, Frontline proposed to acquire all of General Maritime's outstanding shares for $39 per share in cash, less than a 1% premium to the closing of price of the Company's stock on November 30, 2005. The full text of Frontline's letter is reproduced at the end of this press release.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, stated, "The Board reviewed Frontline's proposal and concluded that it does not reflect the underlying value of the Company and is not in the best interests of our shareholders."

Mr. Georgiopoulos added, "General Maritime's recent success in strengthening its fleet, operations and balance sheet has positioned the Company to continue to achieve strong results and generate significant value and returns for its shareholders. Over the past year, the Company has transformed itself into a 100 percent double-hull operator, lowered its cost structure, and achieved charter rates for its vessels that are comparable to or better than its peers. In addition, the Company has continued to post an impressive track record of creating value for its shareholders. General Maritime is not actively looking to sell the Company or enter into a business combination, but has always been and remains committed to exploring all opportunities that create value for our shareholders."

SHAREHOLDER RIGHTS PLAN AND AMENDED BY-LAWS

In light of the Frontline's 13-D filing on November 30, 2005 and their letter, General Maritime also announced that its Board of Directors has approved a Shareholder Rights

Plan and declared a dividend distribution of one Stock Purchase Right on each outstanding share of the Company's Common Stock. The Company further announced that the Board of Directors has approved amendments to the Company's by-laws requiring that nominations for directors or items for consideration at the Company's annual meeting of shareholders be delivered to the Company not less than 90 and not more than 120 days before the anniversary of the prior year's meeting. These actions were taken in an effort to ensure that the Board is able to preserve all of its options to create value for all its shareholders.

The Rights under the Shareholder Rights Plan are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of the Company which are not otherwise in the best interests of the Company and all of its shareholders. The Plan is not designed or intended to prevent an acquisition of General Maritime on terms that are favorable and fair to all shareholders. The Board of Directors intends to evaluate the Shareholder Rights Plan within 12 months of its adoption and consider whether it continues to be appropriate, including whether it should be revoked or submitted to a shareholder vote.

The Rights will not be triggered as a result of a qualified offer. A qualified offer must satisfy the following conditions among others: it must be an all cash offer for all of the Company's shares; it must have no financing contingencies; it must provide for a back-end merger at the same cash price; and holders of at least 75% of the Company's outstanding common stock must support the offer in writing.

The dividend distribution will be made on December 7, 2005, payable to shareholders of record on that date, or as promptly thereafter as permitted under the rules and regulations of the NYSE and will also attach to shares of Common Stock issued by the Company after that date. Until the Rights become exercisable, the Rights will trade with the Common Stock and will not be evidenced by separate certificates. Upon the Rights becoming exercisable, the Rights will trade separately from the Common Stock and as soon as practicable thereafter, separate certificates evidencing the Rights will be mailed to the holders of record of the Common Stock as of the close of business on the date such event occurs and, thereafter, the separate Rights certificates alone will represent the Rights. The Rights distribution is not taxable to shareholders. The Rights will expire on December 5, 2015.

Further information concerning the Shareholder Rights Plan and amended by-laws is provided in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Full text of the letter sent to the Company by John Fredriksen, Chairman of Frontline Ltd., dated November 30, 2005 and received by the Company the next day:

      Dear Board Members:

      We are pleased to submit a proposal to acquire General Maritime Corporation in a cash transaction that will provide your stockholders with a substantial premium over the recent trading prices of General Maritime stock. We recently filed a Form 13D with the Securities and Exchange Commission disclosing that Frontline Ltd. owns approximately 9.9% of General Maritime's outstanding shares. A copy is attached.

      We are proposing to acquire all of General Maritime's outstanding shares in a transaction providing General Maritime's stockholders with cash consideration of $39 per share. This proposed consideration provides General Maritime's stockholders with a premium of 7.83% over the average trading prices, adjusted for dividends, during the 30 trading days prior to the November 29th close. Based on third party valuations of General Maritime's tanker fleet, we believe that our proposed consideration of $39 per share is equal or higher than the underlying net asset value of the General Maritime stock.

      Our offer is subject to receiving a positive recommendation by the General Maritime Board by no later than December 5th 2005 at 16.00 London time.

      Our offer is conditioned on a fully-committed deal and we would expect you to agree: (i) not to negotiate with anyone else who might approach you; (ii) to take our proposal to your stockholders regardless of what happens after we sign; (iii) to pay us a significant termination fee under customary circumstances. We would anticipate negotiating an agreement containing customary terms and conditions for a transaction of this type contemporaneously with our due diligence review. We are fully committed to finalizing the details of the transaction as quickly as possible and believe that, working together, if we can come to terms we could be in a position to announce a deal as early as December 6th 2005.

      In summary, we are enthusiastic about the prospects of a transaction between General Maritime and Frontline. We strongly believe that our proposal represents an exciting and rewarding opportunity for your company and your stockholders. We have made no public announcement of this matter at this time, and we would prefer to discuss our ideas with the General Maritime Board on a confidential, non-public basis. In the event that we are unable to work together to pursue a business combination, we will consider all possible alternatives.

      Clearly this matter has the highest priority for Frontline, and we look forward to hearing from you. [CONTACT INFORMATION DELETED]

                                    Very truly yours,

                                    /s/ John Fredriksen
                                    ----------------------------
                                    John Fredriksen

                                    Chairman


                       About General Maritime Corporation
                       ----------------------------------

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 39 tankers - 22 Aframax, 13 Suezmax tankers and four Suezmax newbuilding contracts with a carrying capacity of approximately 4.9 million dwt. Following the completion of the Company's recent vessel sales, General Maritime will own and operate a fleet of 30 tankers
- 19 Aframax, 7 Suezmax tankers, and four Suezmax newbuildings.

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